Exhibit 99(B)

Merrill Lynch, Pierce, Fenner & Smith Incorporated
July 15, 2010
Board of Directors
PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422-0754
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated June 9, 2010, to the Board of Directors of PMA Capital Corporation (“PMA”) as Annex B to, and to the reference thereto under the headings “SUMMARY — PMA’s Reasons for the Merger,” “SUMMARY — Opinion of PMA’s Financial Advisor,” “THE MERGER — PMA’s Reasons for the Merger” and “THE MERGER — Opinion of PMA’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving PMA and Old Republic International Corporation (“Old Republic”), which proxy statement/prospectus forms a part of Old Republic’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED